Exhibit 10.3

PDL BioPharma, Inc. 1400 Seaport Blvd. Redwood City, CA 94063

CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE

This Confidential Separation Agreement and General Release (this “Agreement”) is made and entered into by and between Richard Murray, an individual (“Dr. Murray”), and PDL BioPharma, Inc., a Delaware corporation (the “Company”), and is effective as of the Effective Date set forth below.

1.             Employee Status. Dr. Murray’s employment with the Company ended effective September 5, 2008 (the “Termination Date”).

2.             Purpose of Release. By this Agreement, the parties intend to fully and finally resolve all issues, claims and obligations between them and provide Dr. Murray with certain benefits that Dr. Murray would not otherwise be entitled to receive upon termination of employment with the Company. The parties have entered into this Agreement based on the promises and covenants contained in this Agreement. The benefits offered in this Agreement are not intended to create a practice or policy of the Company, and will only be made available to Dr. Murray if he signs and returns this Agreement as provided in Section 15.

3.             Consideration. In exchange for Dr. Murray entering into this Agreement and his cooperation with the smooth transition of his duties, and provided Dr. Murray does not revoke this Agreement pursuant to Section 14.7 or otherwise, PDL will provide to Dr. Murray the consideration set forth in this Section 3.

3.1          Separation Payment. PDL will pay to Dr. Murray a lump sum payment equal to Two Hundred Twenty One Thousand, Two Hundred Twenty-Five Dollars ($221,225) which equals six months of Dr.Murray’s annual gross base pay, less withholding for taxes and other authorized or mandatory withholdings, which would be paid within 10 days following the Effective Date.

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3.2          2008 Bonus Plan Related Payment. A lump sum payment equal to the sum of One Hundred Ten Thousand, Six Hundred Thirteen Dollars ($110,613), which equals six months of Dr. Murray’s annual bonus, at 100% of target, less withholding for taxes and other authorized or mandatory withholdings, which would be paid within 10 days following the Effective Date.

3.3          Retention Bonus Payment. A lump sum payment equal to Eighty-One Thousand Dollars ($81,000), less withholding for taxes and other authorized or mandatory withholdings, which would be paid within 10 days following the Effective Date.

3.4          COBRA Premiums. If Dr. Murray timely elects continued health coverage, and provided that this Agreement shall have become effective, the Company will pay the health insurance premiums for COBRA coverage under the Company’s plans on his behalf for the first twelve (12) months. In the event Dr. Murray is entitled to continued COBRA coverage following the conclusion of the foregoing 12-month period, the full cost of premiums for such continued coverage, if elected, shall be borne by Dr. Murray.

3.5          Outplacement Services. The Company will provide to Dr. Murray, at no cost to Murray, up to six (6) continuous months of outplacement services with Right Management Associates, provided that Dr. Murray activates such services on or before November 5th, 2008.

3.6          Amendment to Options. The company will enter into the Amendment to Stock Option Agreements in the form of Exhibit A.

4.             No Independent Obligation to Pay Consideration. Dr. Murray agrees and acknowledges that the payments and benefits set forth in Section 3 above are amounts in excess of anything to which Dr. Murray is otherwise entitled and that his execution and non-revocation of this Agreement are material conditions to the Company’s obligation to make the payments and provide the benefits set forth in Section 3.

5.             No Release of Obligation to Pay Wages Due. Dr. Murray understands that regardless of whether or not he executes this Agreement, the Company has paid him for any and all wages due for time worked through the Termination Date, including any unused vacation and personal

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days as calculated under the Company’s policies addressing accrual of vacation or personal time off. Dr. Murray further understands that his decision to execute this Agreement will not affect his vested rights, if any, in his account balances in the Company’s 401k plan.

6.             Waiver of Future Employment. Dr. Murray agrees he has no right to and hereby waives any right of future employment with the Company or any affiliates of the Company.

7.             Employment References. Should any prospective employer of Dr. Murray seek a job reference for him with respect to his employment with the Company, Dr. Murray agrees to direct such person or persons to the Company’s Director of Human Resources or her designee, who shall provide only the dates of Dr. Murray’s employment with the Company and the last Company position he held. Dr. Murray agrees that the Company may make the statements listed in Exhibit C to prospective employers that may contact the Company to seek a job reference for him with respect to his employment with the Company.

8.             Confidentiality of Company Information. Dr. Murray acknowledges agrees and warrants that he will continue to maintain the confidentiality of all confidential and proprietary information of the Company and shall, except as provided in Section 9, abide by the terms and conditions of the Employee Agreement Regarding Proprietary Information and Inventions between him and the Company, the form of which is attached hereto as Exhibit B. Dr. Murray further warrants and represents that he will return to the Company all confidential and proprietary information in his custody or possession no later than the Termination Date. He further agrees that if he discovers that he has retained any tangible or electronically stored property of the Company, he shall promptly notify the Company of such in writing and will take reasonable steps in accordance with the Company’s instructions to return such property to the Company and, with respect to electronically stored data of the Company, delete all such data and related files. The provisions of this paragraph shall remain in effect at all times including after the Termination Date.

9.             Confidentiality of Release. Dr. Murray warrants and agrees, absolutely and unconditionally, that he has and will keep the terms and conditions of this Agreement, the

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negotiations leading up to the execution of this Agreement and the amount of money and consideration he is entitled to receive pursuant to the terms and conditions of this Agreement completely confidential, with the exception that he may disclose or have disclosed its terms and/or the amount of money and/or consideration he is receiving pursuant to this Agreement in confidence to his spouse; attorneys and tax preparers with a need to know such information; and governmental authorities, as may be required by law. In no event shall Dr. Murray disclose the aforementioned information to any current or former employee of the Company. Before making a disclosure to one of the permitted individuals identified above, Dr. Murray shall advise him/her of the confidential nature of the information and obtain that person’s consent not to further disclose the information. Notwithstanding the foregoing, Dr. Murray acknowledges that the Company may be required to publicly disclose the terms and conditions of this Agreement pursuant to rules and regulations promulgated by the Securities and Exchange Commission, provided, however, that after such disclosure by the Company, Dr. Murray may disclose the terms and conditions of this Agreement to the extent of the Company’s public disclosure.

10.          No Admission of Liability. Nothing in this Agreement or in the payment of the benefits described in this Agreement shall be construed as an admission by the Company of any liability of any kind to Dr. Murray or anyone.

11.          Non-Disparagement. Dr. Murray agrees that he will not make any disparaging or defamatory statements about the Company, its affiliates, or their respective managers, directors, officers, employees, agents or representatives to anyone in the future, unless such statements are made truthfully in response to a subpoena or other legal process.

12.          Non-Solicitation. Dr. Murray hereby agrees that for a period of one year following the Termination Date, he will not directly or indirectly solicit, entice or encourage any then current employee of the Company or any successor of the Company to work for or consult with any individual or entity outside of the Company or any successor company, provided, however, that the term “indirect” does not include a solicitation set forth in a periodical of general circulation.

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This provision supersedes and replaces Section 2 of the Employee Agreement Regarding Proprietary Information and Inventions.

13.          Release.

13.1        Dr. Murray hereby agrees that all rights under section 1542 of the Civil Code of the State of California (“Civil Code section 1542”) and any similar federal, state and/or local laws are hereby waived by him. Civil Code section 1542 provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

13.2        Dr. Murray agrees that nothing in this Agreement is to be construed to interfere with Dr. Murray’s ability to engage in any activity protected by the Sarbanes-Oxley Act, 18 U.S.C.§ 1514A, or from filing a charge or complaint with or from participating in an investigation or proceeding conducted by the EEOC, NLRB, or any other federal, state, or local agency charged with the enforcement of any employment laws, although by signing this release he acknowledges that he is waiving his right to individual relief, including but not limited to monetary relief, based on claims asserted in such a charge or complaint. Dr. Murray agrees that nothing in this release applies to any claims or rights that might arise after the date he signs this release, the consideration for this release, and any claims that as a matter of law cannot be waived.

13.3        Notwithstanding the provisions of Civil Code section 1542 or any similar federal, state and/or local laws, in order to provide a complete and full release, Dr. Murray hereby irrevocably and unconditionally releases and forever discharges the Company and each and all of its affiliates, and each of their respective officers, agents, directors, stockholders, managers, insurers, employees and representatives as well as each of their heirs, successors and assigns(all of which are collectively referred to herein as the “Releasees”), from all claims,

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issues and obligations, known and unknown, suspected and unsuspected, statutory and nonstatutory, which Dr. Murray at any time heretofore had or claimed to have or which he may have or claim to have regarding events that have occurred prior to the time he executes this Agreement, including, but not limited to, claims, issues and/or obligations in any way connected with or based on Dr. Murray’s employment with the Company or the termination of that employment. This release includes but is not limited to releasing all claims Dr. Murray might have under all state, federal and local laws pertaining to discrimination, harassment, retaliation, the federal Workers Adjustment and Retraining Notification Act, the Employee Retirement Income Security Act of 1974, the California Fair Employment and Housing Act, the California Unfair Practices Act, the California Labor Code, family and medical leave laws, wage and hour laws, disability laws, civil rights laws, state and federal securities laws, as well as laws pertaining to claims of or for emotional distress, fraud, invasion of privacy, defamation, breach of contract, breach of covenant of good faith and fair dealing, as well as equal pay laws and laws pertaining to wrongful discharge. It is expressly understood by Dr. Murray that among the various rights and claims being waived in this release are those arising under the Age Discrimination in Employment Act of 1967 and the Older Workers Benefit Protection Act.

13.4        Dr. Murray covenants to refrain from, directly or indirectly, threatening, asserting or maintaining any claim, arbitration, litigation or other similar proceeding or commencing, instituting or causing to be commenced any Claim of any kind against any Releasee (each, a “Claim”), based upon any matters released by this Agreement, except as provided in Section 13.2 above.

13.5        Dr. Murray represents that he has no Claims of any kind (including workers’ compensation claims) presently pending, nor any present intent to file a Claim of any kind after the execution of this Agreement, against any of the Releasees. Dr. Murray further represents that he does not possess any claims under the federal Family and Medical Leave Act and/or the California Family Rights Act or for workers’ compensation benefits. Dr. Murray agrees that he

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shall not, at any time in the future, discuss, encourage or voluntarily assist or cooperate in the prosecution of any Claims against any of the Releasees, except as may be required by law.

13.6        Dr. Murray represents and warrants that he has not assigned or transferred to any person or entity any Claim released by this Agreement and agrees to indemnify and hold harmless the Releasees from and against any and all Claims based on, arising out of or connected with any such transfer or assignment.

13.7        Dr. Murray acknowledges that he or his representatives may hereafter discover claims or facts in addition to or different from those that he now knows or believes to exist with respect to the subject matter of this Agreement, but that it is Dr. Murray ’s intention in executing this Agreement and in receiving the consideration called for by this Agreement to fully, finally and forever settle and release all matters identified below, to the fullest extent permitted by law. In furtherance of this intention, the release herein granted shall be and remain in effect notwithstanding the discovery of any such additional or different claim or fact.

14.          Release of Age Discrimination Claims. Dr. Murray understands that this Agreement includes a release of any claims he might bring pursuant to the federal Age Discrimination in Employment Act (ADEA) and that this Agreement is intended to comply with federal law provisions necessary to waive such claims. This agreement is also intended to satisfy the requirements of the Older Workers’ Benefit Protection Act, 29 U.S.C. sec 626 (f) Dr. Murray acknowledges that he:

14.1        Has carefully read and fully understands all of the provisions of this Agreement;

14.2        Is, through this Agreement, releasing the Company and its officers, agents, directors, supervisors, employees and representatives, and their successors and assigns and all persons acting by, through, under or in concert with any of them from any and all claims he may have against them;

14.3        Knowingly and voluntarily agrees to all of the terms set forth in this Agreement;

14.4        Knowingly and voluntarily intends to be legally bound by the same;

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14.5        Has been advised to and has had the opportunity to consult with and obtain the advice of legal counsel of his choice prior to executing this Agreement;

14.6        Has received this Agreement on August 14, 2008 and that Dr. Murray had a period of twenty-one (21) days from that date to consider and execute this Agreement and, if Dr. Murray has chosen to execute this Agreement in less than twenty-one (21) days from the time he was originally given this Agreement, he hereby acknowledges that he has done so voluntarily and knowingly; and

14.7        May, within seven (7) calendar days after he has executed this Agreement, revoke his assent to this Agreement by notifying Gwen Carscadden, Director, Human Resources, in writing, at PDL BioPharma, Inc., 1400 Seaport Boulevard, Redwood City, California 94063. If this Agreement is revoked, it shall become null and void and the Company shall have no obligation hereunder including to pay, deliver or provide any of the consideration identified in Section 3. This Agreement will only become effective and enforceable upon the expiration of the foregoing seven (7) day revocation period, provided that Dr. Murray has not revoked this Agreement (the “Effective Date”).

15.          Execution and Effectiveness.  Under no circumstance may Dr. Murray execute this Agreement prior to September 5, 2008, the Termination Date. In order for this Agreement to be effective, Dr. Murray (1) must execute and date this Agreement in the spaces provided at its end after the Termination date, initial the lower right-hand corner of each page of this Agreement and deliver an executed, dated and initialed original copy of this Agreement to Gwen Carscadden, Director of Human Resources of the Company (or her designee) on or after his Termination Date but before September 12, 2008 and (2) must not revoke this Agreement during the period in which it may be revoked as set forth in Section 13.7.

16.          Entire Agreement. This Agreement sets forth the entire understandings between the parties hereto, and supersedes any other statements, agreements or understandings between the parties whatsoever, including, but not limited to, any prior offer of employment with the

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Company. In executing this Agreement, neither the Company nor Dr. Murray has relied upon any representations by or on behalf of the other party that are not set forth in this Agreement.

17.          Severability. If any term, clause or provision of this Agreement is construed to be or adjudged invalid, void or unenforceable, such term, clause of provision will be deemed amended, limited or stricken to the extent necessary to permit the maximum enforceability or validation of the term(s), and the remaining terms, clauses and provisions will remain in full force and effect to the fullest extent permitted by law.

18.          Modification. This Agreement may be modified only in a writing signed by both parties. This Agreement shall be binding upon and inure to the benefit of the parties hereto or the respective heirs, assigns, legal representatives, and successors in interest.

19.          Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the state of California, without reference to the conflicts of law principles thereof.

PLEASE READ THIS RELEASE CAREFULLY. IT INCLUDES A RELEASE OF ALL CLAIMS, WHETHER KNOWN OR UNKNOWN, YOU MAY HAVE IN CONNECTION WITH YOUR EMPLOYMENT WITH PDL BIOPHARMA, INC., INCLUDING THE TERMINATION OF YOUR EMPLOYMENT.

/s/ Richard Murray	September 19, 2008
Richard Murray, Ph.D.	DATE

PDL BioPharma, Inc.

/s/ Andrew Guggenhime	September 19, 2008
Andrew Guggenhime	DATE
SVP and Chief Financial Officer

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Exhibit A

Amendment to Stock Option Agreements

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Exhibit B

Employee Agreement Regarding Proprietary Information and Inventions
(See Attached)

Exhibit C

Authorized Reference Check Statement

Dr. Richard Murray joined PDL in April of 2003 and resigned his duties in September 2008. He joined PDL as VP of Research, was promoted to SVP & CSO, then to EVP & CSO during his tenure at PDL. He served on the Board of Directors from February 2007 to May 2008. During his tenure and under his leadership:

•      The strategy, implementation and FDA approval of new formulations of the anti-hypertensive drug Cardene was realized

•      A novel antibody drug program, volociximab, was brought into PDL from the acquisition of Eos biotechnology (where Dr Murray was a co-founder) and entered clinical studies. This antibody represents one of two products that are currently part of a co-development collaboration with Biogen-Idec.

•      A novel antibody drug program, Elotuzumab was discovered and translated into a clinical program. Elotuzumab, and an additional novel pre-clinical program, PDL241, formed the basis of a co-development collaboration with BMS.

•      A novel antibody program, PDL192 was discovered and translated into clinical studies.

•      Multiple CMC IND amendments were submitted and accepted by the FDA for site and scale changes to antibody manufacturing processes.